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                     June 3, 2024

       Douglas S. Aron
       Chief Financial Officer
       Archrock, Inc.
       9807 Katy Freeway , Suite 100 ,
       Houston, Texas 77024

                                                        Re: Archrock, Inc.
                                                            Form 10-K for
Fiscal Year Ended December 31, 2023
                                                            Filed February 21,
2024
                                                            File No. 001-33666

       Dear Douglas S. Aron:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Energy & Transportation